Exhibit 99.1

EARLY WARNING PRESS RELEASE

Vancouver, B.C. – September 22, 2023, Save Foods, Inc. (“Save Foods” or the “acquiror”), of Hapardes 134 (Meshek Sander), Neve Yarak, 4994500 Israel, makes the following announcement in accordance with Multilateral Instrument 62-104 – Take-Over Bids and Issuer Bids and National Instrument 62-103 – The Early Warning System and Related Take-Over Bid and Insider Reporting Issuers.

Save Foods has filed an early warning report in connection with its purchase of 55,004,349 common shares (the “Common Shares”) of Plantify Foods, Inc. (the “Company”), of 2264 East 11th Avenue, Vancouver, BC V5N 1Z6, on September 18, 2023 in a rights offering completed by the Company (the “Rights Offering”).

Prior to the Rights Offering, the Acquiror owned 30,004,349 Common Shares representing approximately 16% of the then issued and outstanding Common Shares.

Pursuant to the Rights Offering, the Acquiror purchased 55,004,349 Shares at a price of $0.01 per Common Share, resulting in an increase of approximately 7% in the Acquiror’s aggregate ownership of the issued and outstanding Common Shares.

Following the Acquiror’s acquisition of Common Shares, the Acquiror owns 85,008,698 Common Shares, representing approximately 23% of the current issued and outstanding Common Shares.

The acquisition of Common Shares was for investment purposes.

Save Foods may from time to time increase or decrease ownership or control of securities of the Company depending on the market or other conditions. It has no current plans or intentions to (a) undertake a corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries; (b) sell or transfer any other material assets to the Company; or cause the Company to sell or dispose of any of its material assets; (c) change the board of directors or management of the Company, including any plans or intentions to change the number or term of directors or to fill any existing vacancy on its board; (d) effect a material change in the present capitalization or dividend policy of the Company; (e) effect a material change in the Company’ s business or corporate structure; (f) effect a change in the Company’ s charter, bylaws or similar instruments or another action which might impede the acquisition of control of the Company by any person or company; (g) cause any class of securities of the Company to be delisted from, or cease to be authorized to be quoted on, a marketplace; (h) cause the Company to cease to be a reporting issuer in any jurisdiction of Canada; (i) solicit proxies from securityholders; or (j) any action similar to any of those enumerated above.

A copy of the early warning report will be filed on www.sedarplus.ca.

To receive a copy of the report, please contact Save Foods at ♦.

The TSV Venture Exchange (TSXV) has not reviewed and does not accept responsibility for the adequacy or the accuracy of the contents of this release.